Exhibit 99.(n)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 4 to Registration Statement No. 333-229567 on Form N-2 of our report dated November 27, 2019, relating to the financial statements and financial highlights of Center Coast Brookfield MLP & Energy Infrastructure Fund, appearing in the Annual Report on Form N-CSR for the year ended September 30, 2019, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP
Chicago, Illinois
January 20, 2020